SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ASSOCIATED ESTATES REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT EIGHT
PROPOSAL TWO: ELECTION OF DIRECTORS
AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Summary Compensation Table
Performance Graph
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS

[ASSOCIATED ESTATES REALTY CORPORATION LOGO]

ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

      The 2002 annual meeting of shareholders of Associated Estates Realty Corporation will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 8, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To fix the number of directors at eight;

2.	To elect eight directors, each to hold office for a one-year term and until his successor has been duly elected and qualified; and

3.	To transact all other business that properly comes before the meeting.

      Only shareholders of record at the close of business on March 15, 2002, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. The principal address of Associated Estates Realty Corporation is 5025 Swetland Court, Richmond Heights, Ohio 44143.

By order of the Board of Directors,

Martin A. Fishman
Secretary

Dated: March 28, 2002

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

[ASSOCIATED ESTATES REALTY CORPORATION LOGO]

ASSOCIATED ESTATES REALTY CORPORATION

5025 Swetland Court
Richmond Heights, Ohio 44143

PROXY STATEMENT

       Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation on certain matters to be voted on at the upcoming annual meeting of shareholders which will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 8, 2002, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about March 28, 2002.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

      At the Company’s annual meeting, shareholders will act upon matters outlined in the accompanying notice of meeting, including fixing the number of directors to be elected by the shareholders at eight and the election of eight directors. In addition, the Company’s management will report on the performance of the Company during 2001 and respond to appropriate questions from shareholders. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

      Only shareholders of record at the close of business on the record date, March 15, 2002, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 19,465,758 common shares.

Who Can Attend the Meeting?

      Only shareholders of record as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

When and Where Is the Meeting?

      The meeting will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 8, 2002, at 10:00 a.m., local time. Parking is available at One Cleveland Center. You can enter the parking garage from both St. Clair Ave. and Rockwell Ave. There will be a fee of approximately $8.50 charged for parking in that garage. If that garage is full, there are other parking facilities within walking distance of One Cleveland Center.

What Constitutes a Quorum?

      The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Assuming a quorum is represented, with respect to proposal one, the proposal must receive the affirmative vote of a majority of the issued and outstanding common shares, and with respect to proposal two, director nominees who receive the greatest number of affirmative votes will be elected directors. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will have the same effect as a vote against proposal one and will not count for or against any nominee for director.

How Do I Vote?

      If you sign, date and return the enclosed proxy card, the common shares represented by your proxy will be voted as you specify in the proxy. If you return a signed and dated proxy, but do not make any such specification, the common shares represented by your proxy will be voted to reduce the number of directors from nine to eight and to elect the directors set forth under the caption “ELECTION OF DIRECTORS.”

      You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting, or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously granted proxy.

How Will The Proxy Solicitation Be Conducted?

      This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile. These employees will not receive any additional compensation for their participation in the solicitation.

PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT EIGHT

      The Company’s Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three nor more than 15. The number of directors has been fixed at nine. There are currently nine directors on the Board; however, Larry E. Wright will not stand for re-election at the annual meeting of shareholders that will be held on Wednesday, May 8, 2002. All eight remaining members of the Board are nominated for re-election. The Board of Directors is proposing that the number of directors be decreased and fixed at eight.

      The affirmative vote of a majority of the issued and outstanding common shares is required for approval of this proposal.

      The Board of Directors recommends that the shareholders vote FOR this proposal.

PROPOSAL TWO: ELECTION OF DIRECTORS

      At the annual meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, McDonough, Milstein, Mosier, Schwarz and Vogt. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

      If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors.

      The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting

			Director
Name	Age	Principal Occupation	Since

Albert T. Adams	51	Partner, Baker & Hostetler LLP	1996
James M. Delaney	67	Consultant	1999
Jeffrey I. Friedman	50	Chairman of the Board and Chief Executive Officer of the Company	1993
Gerald C. McDonough	73	Retired	1993
Mark L. Milstein	39	President of Adam Construction Company	1993
Frank E. Mosier	71	Retired	1993
Richard T. Schwarz	50	Partner, Sycamore Partners LLC	1994
Louis E. Vogt	52	President and Chief Operating Officer of the Company	1999

Business Experience of Directors

      Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977. Mr. Adams is a director of Dairy Mart Convenience Stores, Inc. and the following real estate investment trusts: Boykin Lodging Company, Captec Net Lease Realty, Inc. and Developers Diversified Realty Corporation.

      James M. Delaney has served as a consultant to Deloitte & Touche LLP, a certified public accounting firm, and AON Risk Services, a risk management firm, since 1997. Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

      Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000. Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment facilities, in 1974. Mr. Friedman is the brother-in-law of Mark L. Milstein.

      Gerald C. McDonough served as Chairman and Chief Executive Officer of Leaseway Transportation Corp., a highway transportation company, from 1982 until his retirement in July 1988. Mr. McDonough serves as a director of Barpoint.com, Inc., an online and wireless product information and shopping service provider, and York International Corporation, a designer and manufacturer of heating, ventilating, air conditioning and refrigeration products.

      Mark L. Milstein has been President of Adam Construction Company, a general contractor, since 1993 and from 1988 to 1993 was a Senior Project Manager for Adam Construction Company. Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

      Frank E. Mosier served as Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and President and Chief Operating Officer of BP America Inc. from 1986 to 1988. Mr. Mosier serves as a director of Boykin Lodging Company, a real estate investment trust.

      Richard T. Schwarz is a partner in Sycamore Partners LLC, a private investment firm focused on investments in specialty chemical companies. Mr. Schwarz was President and Chairman of Carbinol Industries, an investment company, from September 1997 to January 1998 and was President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation, from September 1996 to September 1997.

      Louis E. Vogt has been President and Chief Operating Officer of the Company since February 2000, and prior to that served as Senior Vice President, Operations of the Company since its acquisition of MIG Realty Advisors, Inc. on June 30, 1998. Mr. Vogt was Senior Vice President and Chief Operating Officer of MIG Realty Advisors, Inc. from 1992 through its acquisition by the Company.

How Often Did the Board Meet During 2001?

      The Board of Directors held four meetings in 2001. In 2001, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he was a member.

What Committees Has the Board Established?

      The Board of Directors has an Audit Committee, an Executive Compensation Committee, an Executive Committee and a Pricing Committee. The Board of Directors does not have a nominating committee.

		Meetings in
Name of Committee and Members	Function of the Committee	2001

Audit:
James M. Delaney, Chairman Albert T. Adams Gerald C. McDonough Frank E. Mosier Richard T. Schwarz	• Reviews and recommends to the Board of Directors the independent public accountants to be selected to audit the financial statements of the Company • Reviews audit plans and audit results with the independent public accountants • Approves professional services provided by the independent public accountants • Reviews independence of the independent public accountants • Considers the range of audit and non-audit fees • Reviews the adequacy of Company’s internal accounting controls • Reviews the Company’s audited financial statements	2
Executive Compensation:
Frank E. Mosier, Chairman Albert T. Adams James M. Delaney Gerald C. McDonough Richard T. Schwarz	• Determines compensation for the Company’s elected officers • Makes major policy decisions regarding retirement and other benefit plans • Administers the Company’s equity and executive incentive plans	2
Executive:
Jeffrey I. Friedman, Chairman Mark L. Milstein Louis E. Vogt	• Possesses the power of the Board in the management of the business and affairs of the Company (other than filling vacancies on the Board or any Board committees) during intervals between meetings of the Board	6
Pricing:
Jeffrey I. Friedman, Chairman Albert T. Adams Louis E. Vogt	• Approves the price and terms of offerings of the Company’s debt and equity securities of up to an aggregate amount of $50 million	0 *

*	There were no debt or equity offerings in the fiscal year ended December 31, 2001.

How Are Directors Compensated?

      Employees of the Company who are also directors are not paid any director fees. In 2001, compensation for non-employee directors included the following:

•	An annual retainer fee of $16,000;

•	$1,000 for each Board or committee meeting attended;

•	The respective Chairs of the Audit and the Executive Compensation Committees are given an annual retainer fee, valued at $5,000, paid on a quarterly basis through the issuance of the Company’s common shares*; and

•	Reimbursement of expenses related to attending Board and committee meetings.

*	The number of shares comprising each quarterly payment is calculated as of the close of the market on the business day of or immediately prior to the date of the quarterly board meeting.

      Non-employee directors may defer all or a portion of their fees under the Company’s Directors’ Deferred Compensation Plan. The plan is unfunded and participants’ contributions are converted to units, which fluctuate in value according to the market value of the Company’s common shares. As of December 31, 2001, Mr. Adams held 16,118.6 units, Mr. Schwarz held 15,850.7 units and Mr. Delaney held 9,873.0 units under the plan valued at $147,969, $145,509 and $90,634, respectively.

AUDIT COMMITTEE

Composition of the Audit Committee

      The Audit Committee is comprised of Messrs. James M. Delaney (Chairman), Albert T. Adams, Gerald C. McDonough, Frank E. Mosier and Richard T. Schwarz, all of whom are independent directors as defined in the New York Stock Exchange’s (NYSE) listing standards. Mr. Adams is a partner of Baker & Hostetler LLP, a law firm that provides legal services to the Company. Consistent with the NYSE listing standards, the Board of Directors of the Company has determined that Mr. Adams’ relationship with the Company does not interfere with his exercise of independent judgment as a director. Mr. Delaney, a consultant to and retired partner of Deloitte & Touche LLP, chairs the Committee. The Board of Directors adopted a written Audit Committee Charter in June 2000, which is reviewed annually.

Report of the Audit Committee

      The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      The Audit Committee has:

•	Reviewed and discussed with the Company’s management and the Company’s independent accountants the audited financial statements of the Company for the year ended December 31, 2001;

•	Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Accounting Standards 61 (Communication with Audit Committee), as modified or supplemented; and

•	Received the written disclosures and the letter from the Company’s independent accountants required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent accountants the independent accountant’s independence.

      Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2001, be included in the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission.

Audit Committee

James M. Delaney, Chairman Gerald C. McDonough Richard T. Schwarz	Albert T. Adams Frank E. Mosier

EXECUTIVE COMPENSATION

Report of the Executive Compensation Committee

      Introduction. The Executive Compensation Committee of the Company’s Board of Directors (the “Committee”) is responsible for determining compensation to be paid to the Company’s executive officers. The Committee members are Frank E. Mosier (Chairman), Albert T. Adams, James M. Delaney, Gerald C. McDonough and Richard T. Schwarz. The Committee is also responsible for making major policy decisions regarding retirement and other benefit plans and administering the annual and long-term incentive plans for executive officers, the Company’s equity plans, deferred compensation program and non-qualified retirement plan. The Committee works with the Company’s human resources officer and executive compensation consultants, Watson Wyatt Worldwide.

What Is the Company’s Philosophy of Executive Officer Compensation?

      Executive compensation decisions are guided by the Company’s commitments to:

•	Create shareholder value and achieve performance objectives;

•	Attract and retain top organizational contributors and link their pay to their ability to influence financial and organizational objectives; and

•	Focus attention on the Company’s current priorities and long-term goals.

What Are the Key Components of Executive Officer Compensation?

      The key components of the Company’s executive compensation program are base salary, annual incentives, longer-term, stock-based incentives and retirement and welfare benefits. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably. The total compensation mix attributable to the weighting of each of these components will reflect the competitive market and may be adjusted from time to time to best support the Company’s business objectives.

      The integrated total compensation package is intended to compensate the Company’s officers between the median and the 75th percentile of the competitive peer group labor market and provide the opportunity for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The members of the competitive peer group, Associated Estates Peer Index, are listed on page 12. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer group.

      • Base Salary. Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company. Executives’ base salaries are reviewed annually and adjusted, as appropriate, to reflect changes in the competitive peer group labor market as well as individual performance, range of responsibilities relative to the Company’s business plan, demonstrated competencies, value, contribution to the organization, experience and professional growth and development.

      • Annual Incentives. Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities. Executives are rewarded for increases in the Company’s short-term financial performance and achievement of established corporate objectives. In 2001, annual incentive opportunities were linked to performance relative to a funds from operations (“FFO”) benchmark as well as performance against financial and operational goals established for each individual. Effective January 1, 2000, the National Association of Real Estate Investment Trusts (NAREIT) has redefined FFO to include all non-recurring transactions, except those that are defined as extraordinary under generally accepted accounting principles (“GAAP”). FFO is defined generally as net income (loss) applicable to common shareholders, excluding gains (losses) on the disposition of properties and extraordinary items under GAAP, adjusted for depreciation on real estate assets and amortization of intangible assets and adding the Company’s proportionate share of FFO of its unconsolidated joint ventures. Target annual incentive opportunities are set at the beginning of each plan year for eligible participants and range from 30% to 80% of base salary for the executive officers. Award payouts for performance against the FFO benchmark are delivered in restricted shares that vest over a three-year period. Award payouts for the achievement of individual performance objectives are delivered in cash. In 2001, the Company did not reach its FFO goal, and no bonus was paid under this portion of the Plan. Individual goal accomplishment was determined for each executive and payouts were determined and delivered accordingly.

      • Long-Term Incentives. Long-term incentive compensation is delivered through the Long-Term Incentive Compensation Plan, Share Incentive Plan, Equity-Based Incentive Compensation Plan and the Year 2001 Equity Incentive Plan. All executive officers are eligible to participate in all of these plans.

      The Long-Term Incentive Compensation Plan rewards the achievement of corporate goals that are in the long-term interests of shareholders. The plan is strictly performance-based. The previous plan cycle for 1998-2001 focused on actions of management to improve the Company’s business as defined by compounded growth in FFO per share over a three-year period. The Company intends to evaluate the benchmarks for the current plan cycle. Participants earned no payouts during 2001. Awards earned under the plan may be paid in a combination of cash, restricted shares and shares, at the discretion of the Committee.

      The Equity-Based Incentive Compensation Plan and Share Incentive Plan provide executive officers and other key employees of the Company the opportunity to earn common shares or other equity-based incentives. As part of the total compensation program, the Committee believes that equity-based awards serve as an important means of attracting and retaining executives who are in a position to most directly influence the long-term success of the Company. The Committee also believes that equity-based awards align executives’ interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders. Awards made under the plans may be in the form of share options, restricted shares or other equity-based awards. Share options are granted at no less than 100% of the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time. Generally, share options and restricted share awards will vest in installments over no less than a three-year period. In determining whether and in what amounts to make grants under the plans, the Committee considers, among other factors, competitive long-term incentive award levels and the scope of responsibility, the anticipated performance and the contribution to the Company of the proposed award recipient. Under these two plans, option grants were made to all executive officers in 2001.

      Subject to the terms of the Equity-Based Incentive Compensation Plan, the Company provides executive officers the option of deferring compensation payable to them by the Company for their services. Deferred amounts are converted to Company common share equivalents based on the fair market value of the shares on the date compensation would have normally been paid. Distributions under the plan are paid in common shares, which are subject to the terms of the Company’s Equity-Based Incentive Compensation Plan. At December 31, 2001, there were no executives deferring compensation under this plan.

      The Company’s Year 2001 Equity Incentive Plan (the “EIP”) is administered by the Committee and is substantially similar in its operation to the Equity-Based Incentive Compensation and Share Incentive Plans. The EIP allows for participation by directors as well as employees, but does not allow for the grant of incentive stock options. Shares issued under the EIP consist solely of treasury shares. The plan authorizes the issuance of up to two million treasury shares. Under this Plan, option grants were made to all executive officers and outside directors in 2001.

      • Supplemental Executive Retirement Plan. The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997, and is administered by the Committee. This non-qualified, unfunded, defined contribution plan extends to executive officers of the Company nominated by the Chief Executive Officer and approved by the Committee. The SERP provides for the Company to make a contribution to the account of each of the participating officers at the end of each plan year. The contribution, which is a percentage of eligible earnings (including base salary and payments under the annual incentive plan), is set by the Committee at the beginning of each plan year. The contribution is treated by the Company as an unfunded liability until the benefits are paid. The account balances earn interest each year at a rate that is set by the Committee at the beginning of each plan year.

      On January 1, 2001, Messrs. Fishman and Friedman were credited with the fifth of five installments of the initial contribution balances established for them on January 1, 1997, the SERP’s inception date. This initial contribution balance, payments for which were spread over a five-year period, gave the participants credit for years of service with the Company prior to establishment of the SERP. In addition, on December 31, 2001, all executive officers received contributions to their SERP accounts.

      Each participant’s SERP account is vested upon his or her retirement after age 55. Within 30 days of a Change in Control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi” trust in an amount necessary to fully fund the SERP accounts.

How Is the Company’s Chief Executive Officer’s Compensation Determined?

      The base compensation for Jeffrey I. Friedman was established and is administered pursuant to an employment agreement entered into between Mr. Friedman and the Company as of January 1, 1996. For 2001, Mr. Friedman earned a base salary of $376,400.

      Mr. Friedman’s employment agreement provides for an annual performance bonus based upon the Company reaching certain financial objectives. For 2001, fifty percent of Mr. Friedman’s performance bonus was based upon annual performance benchmarks tied to FFO, consistent with the annual incentive plan in which the other executive officers participate, and fifty percent was based upon the accomplishment of individual objectives. While Mr. Friedman did not earn a bonus payment under the performance benchmarks tied to FFO for 2001, he earned a bonus payment for the accomplishment of individual objectives, consistent with all other executive officers. Mr. Friedman also received option grants, along with all other executive officers, during 2001. These grants are set forth in the Summary Compensation Table.

Executive Compensation Committee

Frank E. Mosier, Chairman James M. Delaney Richard T. Schwarz	Albert T. Adams Gerald C. McDonough

Summary Compensation Table

      The following table summarizes the compensation earned by or paid to the Company’s Chief Executive Officer and the Company’s other three most highly compensated executive officers who served during fiscal year 2001.

				Long-Term Compensation Awards
	Annual Compensation
				Restricted	Stock	All Other
	Fiscal			Stock Awards	Options	Compensation
Name and Principal Positions	Year	Salary($)	Bonus($)	($)(1)	(#)(2)	($)(3)

Jeffrey I. Friedman	2001	376,400	128,000	–0–	300,000	121,815
Chairman and	2000	371,122	53,700	354,741	103,000	85,370
Chief Executive Officer(4)	1999	458,480	–0–	42,000	54,000	72,654

Louis E. Vogt	2001	250,000	66,000	–0–	300,000	50,339
President and	2000	225,000	39,375	233,364	91,000	25,125
Chief Operating Officer(4)(5)	1999	225,000	12,500	34,650	44,000	23,784

Martin A. Fishman	2001	210,000	35,000	–0–	200,000	62,691
Vice President, Secretary and	2000	200,000	20,000	125,013	54,500	48,538
General Counsel	1999	200,000	–0–	23,100	28,000	38,422

Lou Fatica	2001	133,332	15,000	–0–	100,000	17,783
Treasurer, Vice President	2000	90,875	10,000	24,063	5,000	–0–
and Chief Financial Officer(6)	1999	54,654	10,000	–0–	6,000	–0–

(1)	On February 24, 2000, grants of 5,000, 4,400 and 2,600 restricted common shares were awarded respectively to Messrs. Friedman, Vogt and Fishman. The closing market price of the Company’s common shares on the date of the February grant was $8.63, and these shares vest in one-third annual increments beginning February 24, 2001. On August 16, 2000, grants of 5,300, 4,700 and 2,800 restricted common shares were awarded respectively to Messrs. Friedman, Vogt and Fishman. The closing market price of the Company’s common shares on the date of the August grant was $8.0625, and these shares vest in one-third annual increments beginning August 16, 2001. In addition, each of Messrs. Friedman, Vogt and Fishman received 30,939, 18,124 and 9,206 restricted shares, respectively, for bonuses earned in fiscal year 2000. These shares had a grant date value of $8.69 and vest in one-third annual increments beginning February 28, 2002. On October 6, 2000 and December 8, 2000, Mr. Fatica was awarded 2,000 and 1,000 restricted common shares, respectively, and the closing market price of the Company’s common shares on the dates of the grants was $8.00 and $8.063, respectively. On February 16, 1999, grants of 4,000, 3,300 and 2,200 restricted common shares were awarded respectively to Messrs. Friedman, Vogt and Fishman. The closing market price of the Company’s common shares on the date of the grant was $10.50. The shares granted in 1999 are subject to restrictions on forfeiture for a period of nine years from the date of grant, subject to acceleration upon the Company’s achievement of financial benchmarks. Dividends are payable on all of the restricted shares.

The number of restricted shares held by Messrs. Friedman, Vogt, Fishman and Fatica as of December 31, 2001, was 37,805, 21,449, 15,005 and 1,999, respectively, and the aggregate value of these restricted shares as of December 31, 2001, was $347,050, $196,902, $137,746 and $18,351, respectively.

(2)	On February 28, 2001, all elected officers received a front-loaded non-qualified option grant at an exercise price of $8.69. These grants vest five years from the grant date through continued service, however vesting may be fully accelerated at the end of three or four years under a predetermined formula tied to certain strategic business objectives.

(3)	Each entry for Messrs. Friedman and Fishman reflects the last of five installments of the initial contribution to such officer under the Supplemental Executive Retirement Plan plus an additional contribution allocable to that year and interest earned on the account balances. For 2001, the contributions for Mr. Friedman and Mr. Fishman were $27,378 and $14,828, respectively, plus interest accrued on the contributions to date. The entries for Mr. Fatica and Mr. Vogt include a contribution to such officer under the Supplemental Executive Retirement Plan allocable to 2001 of $8,000 and $18,646, respectively. The entries for Mr. Fatica and Mr. Vogt include the Company matching contribution under its 401(k) plan of $4,127 and $5,163, respectively. In addition, the entries for Messrs. Friedman, Vogt,

Fishman and Fatica include dividends paid on restricted shares granted to the executives of $34,929, $23,718, $13,373 and $3,000, respectively.

(4)	On February 24, 2000, Mr. Vogt was elected as President and Chief Operating Officer. Mr. Friedman continues to serve as Chairman and Chief Executive Officer of the Company.

(5)	Mr. Vogt became an employee of the Company on July 1, 1998, in connection with the Company’s merger with MIG Realty Advisors, Inc.

(6)	Mr. Fatica became an employee of the Company in May of 1999, and Mr. Fatica was elected Treasurer, Vice President and Chief Financial Officer of the Company, effective March 15, 2001.

Option Grants in 2001

      The following table summarizes the stock options granted by the Company during 2001 to the executive officers named in the Summary Compensation Table.

	Number of	Percent of
	Securities	Total Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options Granted	Employees in	Price		Present Value
Name	(#)(1)	2001	($/Sh)	Expiration Date	(2)

Jeffrey I. Friedman	300,000	21%	$8.69	February 28, 2011	$168,000
Louis E. Vogt	300,000	21%	$8.69	February 28, 2011	$168,000
Martin A. Fishman	200,000	14%	$8.69	February 28, 2011	$112,000
Lou Fatica	100,000	7%	$8.69	February 28, 2011	$56,000

(1)	All option grants were front-loaded, non-qualified option grants at an exercise price of $8.69. These grants vest five years from the grant date through continued service, however vesting may be fully accelerated at the end of three or four years under a predetermined formula tied to certain strategic business objectives.

(2)	Based on a Black Scholes pricing model, using a volatility assumption of 26.71% based on the Company’s historical weekly stock price history from November 1993 through the date of the grant, a risk-free rate of return of 4.86%, a dividend yield of 10.9% based on the weighted average annual dividend yield for 2001 and a term of eight years.

Aggregated Option Exercises in 2001 and 2001 Year-End Option Values

      The following table summarizes the stock options exercised during 2001 by the executive officers named in the Summary Compensation Table and the number and value of options held on December 31, 2001.

Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at 2001	Options at 2001
	Shares	Value	Year-End (#)	Year-End ($)
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable(1)

Jeffrey I. Friedman	–0–	N/A	434,334/472,666	25,760/198,519
Louis E. Vogt	–0–	N/A	60,334/424,666	29,120/205,240
Martin A. Fishman	–0–	N/A	94,168/278,332	15,401/131,038
Lou Fatica	–0–	N/A	5,667/105,333	7,174/55,386

(1)	Based upon a December 31, 2001 closing price of $9.18.

Employment and Severance Agreements

      The Company has an employment agreement with Jeffrey I. Friedman. This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice. Under the agreement, Mr. Friedman must devote his entire business time to the Company and may participate in real estate activities only through the Company. In addition, Mr. Friedman is prohibited from competing with the Company for a period of three years following termination of employment. The agreement provides for an annual base salary, which was $376,400 in 2001 and will be the same in 2002, and the use of an automobile, membership in a golf club and a business club, an allowance of up to $10,000 annually for financial planning and tax return preparation service and certain additional compensation. The agreement provides for an annual performance bonus of up to 100% of Mr. Friedman’s annual base salary based on the Company achieving certain FFO benchmarks. The agreement contains a provision that upon a Change in Control (defined identically to the change in control provision in the Supplemental Executive Retirement Plan), Mr. Friedman is entitled to severance pay in a lump sum equal to the greater of the amount of unpaid base salary for the then unexpired term of his employment agreement or one year’s base salary at the then effective annual rate of salary, plus, in either case, pro rata bonus amounts and accrued benefits.

      The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, if the Company without cause terminates such officer. Under the severance policy, upon the officer’s termination, he will receive as severance compensation an amount equal to one year’s salary, a prorated portion of the executive’s bonus, payment of his health benefits for one year and outplacement services. In consideration for this severance compensation, the Company enters into a standard severance agreement and release with the executive.

Executive Compensation Committee Interlocks and Insider Participation

      The members of the Executive Compensation Committee are Albert T. Adams, James M. Delaney, Gerald C. McDonough and Richard T. Schwarz. Albert T. Adams serves as a director of the Company and is a member of the Executive Compensation Committee. Mr. Adams is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2002.

Performance Graph

      A line graph comparing the cumulative total return of a hypothetical investment in the Company’s common shares with the cumulative total return of a hypothetical investment in each of (a) the Standard & Poor’s Composite 500 Index, (b) the NAREIT All Equity REIT Index, and (c) a peer group, shown in the graph as “Associated Estates Peer Index”, of multifamily equity REITs identified by the Company to include those multifamily equity REITs that have equity market capitalization within the range of approximately $400 million to $1.4 billion. The comparison of cumulative total return is based on the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 1996, and the reinvestment of dividends.

Comparison of the Cumulative Total Return

AEC Common Shares and S&P Composite 500,
NAREIT All Equity REIT and Peer Group

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Associated Estates Realty Corporation	100.00	108.24	60.66	44.92	59.93	68.60

S & P 500	100.00	133.37	171.44	207.52	188.62	166.22

NAREIT All Equity REIT Index	100.00	120.26	99.21	94.63	119.59	136.24

Associated Estates Peer Index*	100.00	108.89	95.98	104.24	139.27	160.46

*	Associated Estates Peer Index consists of: the Company, AMLI Residential Properties, BRE Properties, Inc., Camden Property Trust, Essex Property Trust, Inc., Gables Residential Trust, Home Properties of New York, Inc., Mid-America Apartment Communities, Inc., Summit Properties, Inc., The Town & Country Trust and United Dominion Realty Trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of February 15, 2002 by: (a) the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than 5% of the outstanding common shares (based on information filed with the Securities and Exchange Commission); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable
	Common Shares	or Exercisable	Total Number	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Within 60 Days	of Shares	Class

Albert T. Adams	2,000	20,000	22,000	*
James M. Delaney	5,438	10,000	15,438	*
Martin A. Fishman	20,762	94,168	114,930	*
Jeffrey I. Friedman (1)	994,760	434,334	1,429,094	7.2
Lou Fatica	3,047	5,667	8,714	*
Gerald C. McDonough	4,000	21,250	25,250	*
Mark L. Milstein (2)	1,028,953	5,000	1,033,953	5.3
Frank E. Mosier	4,901	21,250	26,151	*
Richard T. Schwarz	56,751	21,250	78,001	*
Louis E. Vogt (3)	89,690	60,334	150,024	*
Larry E. Wright	305,928	5,000	310,928	1.6
Robert Milstein (4)	1,368,324	N/A	1,368,324	7.0
All Executive Officers and Directors as a Group (11 persons)	2,516,230	698,253	3,214,483	16.5

*	Less than 1%.

(1)	Includes 374,865 common shares owned of record by Susan M. Friedman, Mr. Friedman’s wife, 8,309 common shares owned beneficially or of record by Mr. Friedman’s children that live at home with Mr. and Mrs. Friedman, and 18,485 common shares owned beneficially by a trust of which Mr. Friedman is a trustee. The beneficiaries of the trust are certain charities and members of Mr. Friedman’s family. Mr. Friedman’s address is 5025 Swetland Court, Richmond Heights, Ohio 44143.

(2)	Consists of common shares held in a revocable trust of which Mark L. Milstein is the sole trustee. Mr. Milstein’s address is 4350 Renaissance Parkway, Suite D, Warrensville Heights, Ohio 44128.

(3)	Includes 100 common shares owned in a joint tenancy with Eileen L. Vogt, Mr. Vogt’s wife.

(4)	Mr. Milstein’s address is 7777 Forest Lane Rd., Suite C618, Dallas, Texas 75230.

CERTAIN TRANSACTIONS

      Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2002.

      In May 1997, the independent directors of the Company approved a loan in the aggregate amount of $3,342,000 from the Company to Jeffrey I. Friedman, the Company’s Chairman of the Board and Chief Executive Officer. Mr. Friedman used the proceeds of the loan to purchase 150,000 common shares of the Company from Mark Milstein. The loan is evidenced by two promissory notes entered into on May 23, 1997. The notes bear interest, payable quarterly, at an interest rate equal to the London Inter-Bank Offered Rate (LIBOR) plus 1.75% with the principal due May 1, 2002. On February 21, 2002, the Board of Directors extended the maturity date of these notes to May 1, 2005. For the year ended December 31, 2001, the average interest rate under the notes was 5.8% per annum. The loan is secured, in part, by 150,000 common shares.

      In the normal course of its management business, until March 1999, the Company followed a practice of advancing funds on behalf of, or holding funds for the benefit of, affiliates that own real estate properties managed by the Company or one of its subsidiaries. Consistent with that practice, the Company advanced funds to Euclid Medical and Commercial Arts, an Ohio limited partnership, in connection with the Company’s management of the Euclid Medical and Office Building. As of February 28, 2002, $970,000 (including principal and interest) of that indebtedness was still outstanding. The general partner of Euclid Medical and Commercial Arts is Metro City No. 1, an Ohio general partnership. Jeffrey I. Friedman, the Company’s Chief Executive Officer and Chairman of the Board, Mark Milstein, a director of the Company, and Mr. Milstein’s siblings (including Mr. Friedman’s wife) are general partners of Metro City No. 1, along with several non-affiliated partners. On or about July 31, 1998, Metro City No. 1 made a capital call to its partners requesting funds to repay Euclid Medical and Commercial Arts’ obligation to the Company. Messrs. Friedman and Milstein and Mr. Milstein’s siblings have all paid their proportionate shares of the capital call, but the remaining non-affiliated partners have refused to do so. The Company no longer manages the property. The Company filed a lawsuit against Euclid Medical and Commercial Arts and Metro City No. 1 in January 2000 seeking reimbursement.

      On November 30, 2001, the Company and a group comprised of former and present officers and a present director of the Company (collectively the “Former MIGRA Shareholders”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) for the purpose of resolving claims by the Company against the Former MIGRA Shareholders arising out of certain obligations guaranteed to the Company by the Former MIGRA Shareholders under the April 16, 1998 Second Amended and Restated Agreement and Plan of Merger, among the Company, MIG Realty Advisors, Inc. (“MIG”) and the Former MIGRA Shareholders. The group comprising the former MIGRA Shareholders includes the following persons:

Person	Office

James Coté	Former Vice President
Gregory Golz	Former Vice President-Finance
William Hughes	Vice President – Research and Portfolio Management
Louis Vogt	President and COO
Larry Wright	Director

      The amounts paid by the Former MIGRA Shareholders were part of an overall settlement of a lawsuit brought in the Harris County, Texas District Court against MIG and others involving a claim for contribution and indemnity arising out of MIG’s having served as an investment advisor to an advisory client in connection with the acquisition of the Deerwood Apartments, an apartment project located in Houston, Texas (the “Lawsuit”). Pursuant to the Settlement Agreement, the Former MIGRA Shareholders redeemed for cash 39,314 Class A OP limited partnership units in a down-REIT partnership, 80% owned by the Company, having a value of approximately $393,000 as of May 15, 2001. The Settlement Agreement also extinguished all claims by the Company against the Former MIGRA Shareholders in connection with the Lawsuit. The following table indicates the respective contribution to the settlement of each of the persons comprising the Former MIGRA Shareholders:

Person	Contribution in OP Units

Jim Coté	8,295
Gregory Golz	3,185
William Hughes	3,185
Louis Vogt	4,442
Larry Wright	20,207

      On August 28, 2001, Fluor Daniel, Inc. (“FDI”) filed a Demand For Arbitration with the American Arbitration Association (“AAA”) arising out of construction services provided by FDI to MIG/Orlando Development, LTD (“MOD”), an affiliate of the Company, pursuant to a construction contract between FDI and MOD for construction of a 460-unit apartment community located in Orlando, Florida. MOD acquired this project in 1998 as part of the Company’s acquisition of MIG from the Former MIGRA Shareholders and others. The Former MIGRA Shareholders could have a material interest adverse to the Company because of certain indemnification obligations owing to the Company in connection with this litigation.

      On October 25, 2001, the Company and Jeffrey I. Friedman, Chairman and CEO, entered into four separate Stock Purchase Agreements whereby Mr. Friedman sold and the Company purchased all of the common shares owned by Mr. Friedman in Associated Estates Management Company, Children’s Computer Company, Estates Mortgage Company, and Merit Painting Services (the “Service Companies”), for an aggregate purchase price of $64,000, which represented both the current value and the value at the time of the IPO of Mr. Friedman’s original investment in these companies. The Service Companies were capitalized at the time of the IPO in a manner to provide the Company with as much of the economic benefits of each company’s operations while allowing the Company to qualify as a REIT. Changes to the tax laws affecting REITs made it desirable for the Service Companies to become wholly-owned subsidiaries of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2001 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% beneficial owners were met.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      PricewaterhouseCoopers LLP served as the independent public accountants to the Company for 2001, and the Audit Committee and the Company expect that PricewaterhouseCoopers LLP will continue to serve as the independent public accountants for 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2001, and for PricewaterhouseCoopers LLP’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission during 2001 are $250,000.

      Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2001.

      All Other Fees. The aggregate fees billed for all other services other than Audit Fees and Financial Information Systems Design and Implementation Fees rendered to the Company by PricewaterhouseCoopers LLP in 2001 are $186,110 including regulatory and shareholder reporting, tax-related services and other professional services.

      Auditor Independence. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountant’s independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2001 is attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2003 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on November 28, 2002. In addition, if a shareholder intends to present a proposal at the Company’s 2003 annual meeting without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 11, 2003, proxies solicited by the Board of Directors for the 2003 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholders should submit proposals to the executive offices of the Company, 5025 Swetland Court, Richmond Heights, Ohio 44143, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

      Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, New York Stock Exchange requirements and the Company’s governing documents.

DETACH HERE

ASSOCIATED ESTATES REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 15, 2002, at the Annual Meeting of Shareholders to be held on May 8, 2002, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

1. ☐ FOR  ☐ AGAINST  ☐ ABSTAIN — Proposal to fix the number of directors at eight.

2. ☐ FOR or ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for the election of each of the nominees for Director listed below:

Albert T. Adams, James M. Delaney, Jeffrey I. Friedman, Gerald C. McDonough,

Mark L. Milstein, Frank E. Mosier, Richard T. Schwarz and Louis E. Vogt

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

3. In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

DETACH HERE

(Continued from other side)

    This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to fix the number of directors at eight and to elect the nominees described in item 2 above.

     Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 28, 2002, is hereby acknowledged.

Dated ______________________________________ , 2002
Signature

Signature (if held jointly)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.